                                                Filed Pursuant To Rule 424(b)(5)
                                                      Registration No. 333-67525

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 3, 1998)

                                  $200,000,000
                        CENTRAL POWER AND LIGHT COMPANY
                   FLOATING RATE NOTES DUE NOVEMBER 23, 2001

                               -----------------

    INTEREST ON THE FLOATING RATE NOTES WILL ACCRUE AT A RATE PER ANNUM EQUAL TO THE FLOATING INTEREST RATE CALLED LIBOR, WHICH WE DESCRIBE UNDER "DESCRIPTION OF FLOATING RATE NOTES" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT, PLUS 0.60%. INTEREST WILL ACCRUE FOR EACH QUARTER FROM NOVEMBER 23, 1999 UNTIL NOVEMBER 23, 2001 OR THE DATE OF EARLIER REDEMPTION. WE WILL PAY INTEREST ON THE FLOATING RATE NOTES QUARTERLY IN ARREARS ON FEBRUARY 23, MAY 23, AUGUST 23 AND NOVEMBER 23 OF EACH YEAR, BEGINNING FEBRUARY 23, 2000.

    WE MAY REDEEM SOME OR ALL OF THE FLOATING RATE NOTES ON ANY INTEREST PAYMENT DATE ON OR AFTER NOVEMBER 23, 2000, AT A REDEMPTION PRICE EQUAL TO THE PRINCIPAL AMOUNT OF THE FLOATING RATE NOTES TO BE REDEEMED PLUS INTEREST ACCRUED TO THE REDEMPTION DATE. THERE IS NO SINKING FUND FOR THE FLOATING RATE NOTES.

    THE FLOATING RATE NOTES ARE UNSECURED, RANK EQUALLY WITH ALL OF OUR OTHER UNSECURED AND UNSUBORDINATED INDEBTEDNESS AND WILL BE EFFECTIVELY SUBORDINATED TO ALL OF OUR SECURED DEBT, INCLUDING $901.7 MILLION OUTSTANDING FIRST MORTGAGE BONDS AS OF SEPTEMBER 30, 1999.

                              -------------------

    THE UNDERWRITERS HAVE PROPOSED TO OFFER THE FLOATING RATE NOTES FROM TIME TO TIME FOR SALE IN NEGOTIATED TRANSACTIONS, OR OTHERWISE, AT VARYING PRICES TO BE DETERMINED AT THE TIME OF EACH SALE. THE UNDERWRITERS HAVE AGREED TO PURCHASE THE FLOATING RATE NOTES FROM US AT 99.75% OF THEIR PRINCIPAL AMOUNT ($199,500,000 AGGREGATE PROCEEDS TO US BEFORE DEDUCTING EXPENSES ESTIMATED AT $150,000), SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE UNDERWRITING AGREEMENT.

                              -------------------

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The underwriters expect to deliver the Floating Rate Notes in book-entry form through the facilities of The Depository Trust Company against payment in New York, New York on November 23, 1999.

                              -------------------

MORGAN STANLEY DEAN WITTER

                BANC OF AMERICA SECURITIES LLC

                                 CREDIT SUISSE FIRST BOSTON

November 16, 1999

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Floating Rates Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
The Company.................................................    S-3
Use of Proceeds.............................................    S-3
Capitalization..............................................    S-4
Description of Floating Rate Notes..........................    S-5
Underwriting................................................    S-9
Legal Opinions..............................................    S-9

                              PROSPECTUS

Where You Can Find More Information.........................      2
Documents Incorporated by Reference.........................      2
Reports to Holders of Senior Notes..........................      3
Forward-Looking Statements..................................      3
Prospectus Summary..........................................      4
Selected Financial Information..............................      5
Central Power and Light Company.............................      6
Ratios of Earnings to Fixed Charges.........................      6
Use of Proceeds.............................................      6
Description of the Senior Notes.............................      6
Legal Opinions..............................................     13
Experts.....................................................     14
Plan of Distribution........................................     14

                                  THE COMPANY

    We are a public utility company engaged in the production, purchase, transmission, distribution and sale of electricity in south Texas. At
December 31, 1998, we supplied electricity to approximately 642,000 retail customers in a 44,000 square mile area with an estimated population of 1,808,000. The largest cities in our service territory are Corpus Christi, Laredo and McAllen. The economy of our service area is based on manufacturing, mining, agriculture, transportation and public utilities. We provide electricity to large industrial customers in the oil and gas extraction, food processing, apparel, metal refining, chemical and petroleum refining, and plastics and machinery equipment industries.

    Central and South West Corporation, or CSW, a Dallas-based registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, owns all of our outstanding common stock. On December 22, 1997, CSW and American Electric Power Company, Inc., or AEP, announced that their boards of directors had approved a definitive merger agreement. The shareholders of each company have approved the merger, which is subject to regulatory approvals and other customary conditions.

    Our principal executive offices are located at 539 North Carancahua Street, Corpus Christi, Texas 78401-2802, and our telephone number is (518) 881-5300. Additional information about us, including financial statements and other information, is available in the documents incorporated by reference in this prospectus supplement.

    We continue to analyze the impact of the electric utility restructuring legislation in Texas. Based on the overall framework and objective of the legislation regarding recovery of stranded costs and regulatory assets, several adjustments to earnings were recorded in the third quarter of 1999.

                                USE OF PROCEEDS

    We estimate the net proceeds from the sale of the Floating Rate Notes will be approximately $199,350,000. We will use the net proceeds for general corporate purposes, including repayment of our 7.125% First Mortgage Bonds due December 1, 1999, retirement of certain preferred stock with a blended interest rate of 5.60% as of November 1, 1999, and repayment of outstanding short-term indebtedness with a blended interest rate of 6.28% as of November 1, 1999. If we do not use the net proceeds immediately, we may temporarily invest them in short-term interest-bearing obligations.

                                 CAPITALIZATION
                               CAPITALIZATION AT
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                             ACTUAL        %       AS ADJUSTED(2)      %
                                                           ----------   --------   --------------   --------
Long-Term Debt(1)........................................  $1,101,136      40        $1,301,136        46
CPL--Obligated Mandatorily
  Redeemable Preferred Securities of Subsidiary Trust
    Holding Solely Junior Subordinated Debentures of
    CPL..................................................     150,000       5           150,000         5
Preferred Stock..........................................     163,203       6             3,203        --
Common Equity............................................   1,369,539      49         1,369,539        49
                                                           ----------     ---        ----------       ---
    Total................................................  $2,783,878     100        $2,823,878       100
                                                           ==========     ===        ==========       ===
Short-Term Debt..........................................  $  251,692      --        $  237,342        --
Long-Term Debt Currently Maturing........................  $  125,000      --        $  100,000        --

------------------------

(1) Our long-term debt consists primarily of $901.7 million of outstanding first mortgage bonds which are secured by a mortgage on substantially all of our properties.

(2) Adjusted to give effect to the consummation of the offering of the Floating Rate Notes and the application of the estimated net proceeds therefrom.

                       DESCRIPTION OF FLOATING RATE NOTES

    The Floating Rate Notes are a separate series of the Senior Notes described in the accompanying prospectus. You should read the prospectus for a detailed summary of additional provisions of the Floating Rate Notes and of the Indenture under which the Floating Rate Notes are issued. The description of the Floating Rate Notes below supplements the description of the Senior Notes contained in the prospectus. If the descriptions are inconsistent, this prospectus supplement controls. The following summary and the description set forth in the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the Indenture. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the prospectus.

GENERAL

    The Floating Rate Notes will constitute a series of our Senior Notes, and are to be issued under the Indenture dated as of November 15, 1999, between us and The Bank of New York. The aggregate principal amount of the Floating Rate Notes is limited to $200,000,000, but the Indenture does not limit the amount of other Senior Notes that we may issue. The Floating Rate Notes will mature on November 23, 2001, the maturity date. The Floating Rate Notes are not entitled to the benefit of any sinking fund, and may be redeemed at our option only under the circumstances described below under "--Optional Redemption." The Indenture permits the defeasance of the Floating Rate Notes upon satisfaction of the conditions described under "Description of the Senior Notes--Defeasance" in the accompanying prospectus.

    We will issue the Floating Rate Notes in fully registered form in denominations of $1,000 and in $1,000 increments above $1,000. The Bank of New York, the trustee under the Indenture, will register transfers and exchanges of the Floating Rate Notes. Principal on the Floating Rate Notes will be payable at the Trustee's corporate trust office at 101 Barclay Street, New York, New York 10286. We will initially issue the Floating Rate Notes in global form. Please refer to "--Global Securities" in this prospectus supplement and "Description of the Senior Notes-Book-Entry Only System" in the accompanying prospectus.

    If any principal, interest or other payment to be made in respect of the Floating Rate Notes would be due on a day that is not a business day (as defined below), payment may be made on the next day that is a business day, with the same effect as if payment were made on the due date.

LIMITATION ON LIENS

    The First Supplemental Indenture dated as of November 15, 1999 between us and the trustee provides that the covenant summarized in the accompanying prospectus under "Description of the Senior Notes--Limitation on Liens" is applicable to the Floating Rate Notes.

INTEREST

    The Floating Rate Notes will bear interest at LIBOR plus 0.60%. We will pay interest quarterly in arrears on February 23, May 23, August 23 and November 23 of each year (each an "interest payment date"), beginning February 23, 2000, and on the maturity date. If any of the quarterly interest payment dates listed above falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. If we pay principal and interest on the next succeeding business day, we will consider that payment as being made on the date that the payment is due to you. Accordingly, no interest will accrue on the payment for the period from and after the interest payment date or the maturity date to the date we make the payment to you on the next succeeding business day. Interest on the Floating Rate Notes will be computed on the basis of a 360 day year for the actual number of days elapsed.

    Interest on the Floating Rate Notes will accrue from, and including, November 23, 1999, to, and excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an "interest period." You can calculate the amount of accrued interest that we will pay for any interest period by multiplying the face amount of the Floating Rate Notes by the interest rate applicable for the interest period divided by 360 days and multiplied by the number of days in the interest period.

    We will pay the interest payable for any interest payment date to the person in whose name the note is registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. However, we will pay interest on the maturity date or on a redemption date to the person to whom the principal will be payable.

    When we use the term "business day," we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided, that the day is also a London business day. "London business day" means any day on which dealings in United States dollars are transacted in the London interbank market.

    The calculation agent appointed by us, initially The Bank of New York, will calculate the interest rate on the Floating Rate Notes. The interest rate will be equal to LIBOR plus 0.60%. The interest rate in effect for the period from November 23, 1999 to, but excluding, February 23, 2000, the initial interest reset date, will be LIBOR, as determined on November 19, 1999, plus 0.60%. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including November 23, 1999 to the first interest reset date will be the initial interest rate.

    The calculation agent will determine "LIBOR" in accordance with the following provisions:

    (i) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date. If no rate appears, LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (ii) below.

    (ii) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

    "Telerate Page 3750" means the display designated as "Page 3750" on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

OPTIONAL REDEMPTION

    We may redeem all or part of the Floating Rate Notes from time to time on any interest payment date on or after November 23, 2000 at our option, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the principal amount of the Floating Rate Notes to be redeemed plus interest accrued to the redemption date.

GLOBAL SECURITIES

    When the Floating Rate Notes are initially issued, one or more global securities (the "Global Securities") will represent the Floating Rate Notes. These Global Securities will have an aggregate principal amount equal to that of the Floating Rate Notes they represent. Each Global Security will be deposited with, or on behalf of, DTC, as depository (the "Depositary"), and registered in the name of Cede & Co., a nominee of the Depositary. The Global Securities will bear legends stating the restrictions on exchanges and registration of transfer referred to below and any other matters provided for by the Indenture.

    The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including each of the underwriters set forth below), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a participant, either directly or indirectly.

    Unless otherwise provided by any provision of the Indenture or the Floating Rate Notes described in this prospectus supplement, no Global Security may be exchanged in whole or in part for registered Floating Rate Notes and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of the Depositary unless (1) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Security or has ceased to be qualified to act as Depositary as required pursuant to the Indenture or (2) there shall have occurred and be continuing an Event of Default with respect to the Floating Rate Notes represented by such Global Security. All Floating Rate Notes issued in exchange for a Global Security or any portion of a Global Security will be registered in such names as the Depositary may direct.

    As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or its nominee, as the case may be will be considered the sole owner and holder of such Global Security and the Floating Rate Notes represented thereby for all purposes under the Floating Rate Notes and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security (1) will not be entitled to have such Global Security or any Floating Rate Notes represented by the Global Security registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated Floating Rate Notes in exchange for the Global Security and
(3) will not be considered to be the owners or holders of such Global Security or any Floating Rate Notes represented by the Global Security for any purpose under the Floating Rate Notes or the Indenture. Payments of principal of and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in a Global Security.

    Institutions that have accounts with the Depositary or its nominee ("participants") and persons that may hold beneficial interests through participants are the only holders who may own beneficial interests in a Global Security. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Floating Rate Notes represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will occur only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, notices and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary. Neither we nor the trustee, the calculation agent, any paying agent, or the security registrar or any of their respective agents will have any responsibility or liability (1) for any aspect of the Depositary's or any participant's records relating to, or for payments or notices on account of, beneficial interests in a Global Security or (2) for maintaining, supervising or reviewing any records relating to such beneficial interests.

CERTAIN NOTICES

    With respect to any Floating Rate Notes represented by a Global Security, notices to be given to the holders of the Floating Rate Notes will be deemed to have been duly given to the holders when given to DTC, or its nominee, in accordance with DTC's policies and procedures. The Company believes that DTC's practice is to inform its participants of any such notice it receives in accordance with its policies and procedures. Persons who hold beneficial interests in the Floating Rate Notes through DTC or its direct or indirect participants may wish to consult with them about how notices and other communications relating to the Floating Rate Notes may be given and received through the facilities of DTC. Neither we nor the calculation agent or the trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the Floating Rate Notes in global form.

    With respect to Floating Rate Notes not represented by a Global Security, other notices to be given to the holders of the Floating Rate Notes will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the security register maintained by us or our agent as of the close of business before the day notice is given.

    Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

                                  UNDERWRITING

    We have entered into an underwriting agreement and a pricing agreement dated as of November 16, 1999 with respect to the Floating Rate Notes with the underwriters for the offering named below. Subject to certain conditions, each Underwriter has agreed to purchase from us the principal amount of Floating Rate Notes indicated in the following table:

                                                             PRINCIPAL AMOUNT OF
UNDERWRITERS                                                 FLOATING RATE NOTES
------------                                                 -------------------
Morgan Stanley & Co. Incorporated..........................      $120,000,000
Banc of America Securities LLC.............................        40,000,000
Credit Suisse First Boston Corporation.....................        40,000,000
                                                                 ------------
Total......................................................      $200,000,000
                                                                 ============

    The underwriters propose to offer the Floating Rate Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the Floating Rate Notes, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts.

    The Floating Rate Notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Floating Rate Notes but are not obligated to do so and may discontinue market making at any time without notice. Therefore, the liquidity of the trading market for the Floating Rate Notes may be low.

    We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $150,000.

    We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL OPINIONS

    Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, counsel for us, and Sidley & Austin, Bank One Plaza, 10 S. Dearborn Street, Chicago, Illinois 60603, counsel for the underwriters will give legal opinions relating to the validity of the Floating Rate Notes. Sidley & Austin has represented Central and South West Corporation and affiliates of Central and South West Corporation (including the Company) from time to time in connection with certain legal matters.

PROSPECTUS

                        CENTRAL POWER AND LIGHT COMPANY

                                  $350,000,000
                                  SENIOR NOTES

                                ----------------

    Central Power and Light Company intends to offer from time to time in one or more series up to $350,000,000 of debentures, notes or other types of senior unsecured debt securities (the "Senior Notes").

    When a particular series of Senior Notes is offered, we will prepare and issue a supplement to this Prospectus setting forth the particular terms of the offered Senior Notes (each such supplement, a "Prospectus Supplement"). You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in the Senior Notes.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We may offer the Senior Notes directly or through underwriters, agents or dealers. Each Prospectus Supplement will provide the terms of the plan of distribution relating to the respective series of Senior Notes. "Plan of Distribution" below also provides more information on this topic.

                The date of this Prospectus is December 3, 1998.

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered in this Prospectus. We have not included certain portions of the Registration Statement in this Prospectus as permitted by the Commission's rules and regulations. For further information, you should refer to the Registration Statement and its exhibits.

    We are subject to the informational requirements of the Securities Act of l934, as amended (the "Exchange Act"), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the Company with the Commission, at the Commission's public reference facilities at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the Commission's public reference facilities by calling 1-800-SEC-0330. Information filed by us is also available at the Commission's Internet site at HTTP://WWW.SEC.GOV. You can also obtain these materials at set rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND ITS SUPPLEMENT(S). WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the Senior Notes.

    - Annual Report on Form 10-K for the year ended December 31, 1997;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998, and

    - Current Report on Form 8-K dated April 30, 1998

    We will provide to each person, including any beneficial owner of Senior Notes, to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Ellen Whalen,
Manager of Investment Services,
Central and South West Corporation,
1616 Woodall Rodgers Freeway,
Dallas, Texas 75202
(214) 777-1000

                       REPORTS TO HOLDERS OF SENIOR NOTES

    We are not required to furnish annual and quarterly reports to holders of Senior Notes. Our annual report on Form 10-K contains audited financial statements which we will provide to holders of Senior Notes upon request.

                           FORWARD-LOOKING STATEMENTS

    We make statements in this Prospectus, any Prospectus Supplement hereto and the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include:

    - general economic, business and regulatory conditions;

    - the impact of Central and South West Corporation's proposed merger with American Electric Power, including any regulatory conditions imposed on the merger;

    - energy supply and demand;

    - competition;

    - federal and state regulatory developments and changes in law;

    - availability, terms and use of capital;

    - nuclear and environmental issues;

    - weather; and

    - industry restructuring and cost recovery (including the potential effect of stranded costs).

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, THE PROSPECTUS SUPPLEMENT, AND THE DOCUMENTS, FINANCIAL STATEMENTS AND OTHER INFORMATION INCORPORATED BY REFERENCE IN THE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION.

                                  THE OFFERING

Issuer....................................  Central Power and Light Company

Securities Offered........................  Senior Notes

Aggregate Principal Amount................  Up to $350,000,000

Interest Payment Dates....................  Semiannually on dates to be determined

Maturity Date.............................  To be determined

Redemption................................  To be determined

Ranking...................................  The Senior Notes are our senior unsecured notes ranking equally with any of our other unsecured indebtedness
                                            that is not specifically subordinated to the Senior
                                            Notes. The Senior Notes are subordinate to
                                            $1,026,700,000 of our outstanding First Mortgage Bonds,
                                            which are secured by a mortgage on substantially all of
                                            the Company's properties. The Senior Notes rank junior
                                            to the First Mortgage Bonds with respect to rights in
                                            and to such mortgaged property. We may in the future
                                            issue additional series of First Mortgage Bonds.

Use of Proceeds...........................  We will use the net proceeds from the sale of the Senior
                                            Notes to repay a portion of our long-term debt, all or a
                                            portion of our short-term borrowings, and for other
                                            general corporate purposes.

                                            THE COMPANY

Business..................................  We are a public utility engaged in the production, purchase, transmission, distribution and sale of
                                            electricity

Service Area..............................  Our service area is approximately 44,000 square miles in south Texas

Population of Service Area
  (December 31, 1997).....................  Approximately 1,778,000

Customers (December 31, 1997).............  Approximately 627,900

                         SELECTED FINANCIAL INFORMATION

    We have derived the summary selected financial data set forth below for the years ended December 31, 1995, 1996 and 1997 and the nine months ended
September 30, 1998 from our financial statements. Arthur Andersen LLP, independent public accountants, have audited the financial statements for the three-year period ended December 31, 1997 and the reports of Arthur Andersen LLP thereon are incorporated by reference in this Prospectus. We have derived the summary selected financial data as of and for the nine-month period ended September 30, 1998 from our unaudited interim financials for the period.

    You should read the information presented below in conjunction with the historical financial statements and notes thereto contained in our 1997 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the period ended September 30, 1998, which are incorporated by reference in this Prospectus.

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                               NINE MONTHS             YEAR ENDED DECEMBER 31,
                                                  ENDED          ------------------------------------
                                           SEPTEMBER 30, 1998       1997         1996         1995
                                           -------------------   ----------   ----------   ----------
                                            (UNAUDITED)
Operating Revenues.......................      $1,092,506        $1,376,282   $1,300,688   $1,073,469
Operating Income.........................         253,299           251,367      285,647      282,184
Net Income...............................         162,339           128,471      147,051      206,447
Net Utility Plant........................       3,276,097         3,324,343    3,419,018    3,469,945

                                                        CAPITALIZATION AT
                                                        SEPTEMBER 30, 1998
                                                      ----------------------
                                                           (UNAUDITED)

                                                        ACTUAL         %
                                                      ----------    --------
Long-Term Debt.                                       $1,170,325          41
Company Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely
  Parent Junior Subordinated Debentures...........       150,000        5
Preferred Stock...................................       163,204        6
Common Equity.....................................     1,392,580       48
                                                      ----------      ---
  Total...........................................    $2,876,109      100
                                                      ==========      ===

Short-Term Debt...................................    $  127,781
Long-Term Debt Currently Maturing.................    $  100,000

                        CENTRAL POWER AND LIGHT COMPANY

    We are a public utility company engaged in the production, purchase, transmission, distribution and sale of electricity in South Texas. We serve approximately 627,900 retail customers in the south Texas area. Central and South West Corporation ("CSW"), a Dallas-based registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), owns all of our issued and outstanding common stock. Our executive offices are located at 539 North Carancahua Street, Corpus Christi, Texas 78401-2802, telephone number (512) 881-5300.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratios of earnings to fixed charges for the twelve months ended September 30, 1998 and for each of the years ended December 31, 1993 through 1997 are as follows:

                                           TWELVE MONTHS
                                               ENDED                      YEAR ENDED DECEMBER 31,
                                           SEPTEMBER 30,    ----------------------------------------------------
                                                1998          1997       1996       1995       1994       1993
                                           -------------    --------   --------   --------   --------   --------
                                            (UNAUDITED)
Ratio of Earnings to Fixed Charges(1)....       3.14          2.48       2.86       2.63       3.24       2.69(2)

------------------------

(1) For purposes of computing the ratios: (i) earnings consist of operating income plus federal income taxes, deferred income taxes and investment tax credits, other income and deductions, allowance for funds (both borrowed and equity) used during construction and mirror construction work in progress amortization, and (ii) fixed charges consist of interest on long-term debt and short-term debt, and other interest charges.

(2) The ratio of earnings to fixed charges for 1993 was calculated before cumulative effect of a change in accounting principles.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Senior Notes will be used to repay a portion of our long-term debt, all or a portion of our short-term borrowings and for other general corporate purposes, subject to applicable regulatory requirements. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

                        DESCRIPTION OF THE SENIOR NOTES

    GENERAL. The following description sets forth certain general terms and provisions of the Senior Notes to which any Prospectus Supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Senior Note Indenture (as defined below), which is incorporated herein by reference and the form of which is an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of the Senior Notes offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Senior Note Indenture. Capitalized terms not defined herein have the meanings given to them in the Senior Note Indenture.

    The Senior Notes will be issued under an indenture (the "Senior Note Indenture"), the form of which is an exhibit to the Registration Statement, between the Company and The Bank of New York, a New York banking corporation, as trustee (the "Senior Note Trustee").

    There is no requirement under the Senior Note Indenture that future issues of debt securities of the Company be issued under the Senior Note Indenture, and the Company will be free to use other indentures or documentation, containing provisions different from those included in the Senior Note

Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of such other debt securities.

    The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that may be issued thereunder. The Senior Note Indenture provides that the Senior Notes will be issued in one or more series as notes or debentures. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Senior Notes will specify:
(1) the designation and aggregate principal amount of such Senior Notes;
(2) the date on which such Senior Notes will mature; (3) the interest rate or rates or method of calculation of such rate or rates, on such Senior Notes, and the date from which such interest shall accrue; (4) the dates on which such interest will be payable; (5) the record dates for payments of interest;
(6) any redemption terms; (7) the period or periods within which the price or prices at which and the terms and conditions upon which such Senior Notes may be repaid, in whole or in part, at the option of the Holder thereof; (8) the place or places, if any, in addition to or in the place of the office of the Trustee, where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; and (9) other specific terms applicable to such Senior Notes. Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

    Unless otherwise indicated in the applicable Prospectus Supplement, there are no provisions in the Senior Note Indenture or the Senior Notes that require the Company to redeem, or permit the Holders to cause a redemption of, the Senior Notes or that otherwise protect the Holders in the event that the Company incurs substantial additional indebtedness, whether or not in connection with a change in control of the Company. However, any change in control transaction that involves the incurrence of additional long-term indebtedness (as notes or otherwise) by the Company in such a transaction would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in the Company, or a successor to the Company, having a highly leveraged capital structure.

    REGISTRATION, TRANSFER, EXCHANGE AND FORM. Senior Notes of any series will be exchangeable for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

    Unless otherwise indicated in the applicable Prospectus Supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office or agency maintained for such purpose with respect to any series of Senior Notes and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. (Section 305)

    In the event of any redemption of Senior Notes of any series, the Senior Note Trustee will not be required to exchange or register a transfer of any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

    BOOK-ENTRY ONLY SYSTEM. Each series of Senior Notes may be issued in the form of one or more global notes (the "Global Notes") representing all or part of such series of Senior Notes and which will be deposited with or on behalf of The Depository Trust Company as Depositary under the Senior Note Indenture (the "Depositary") and registered in the name of the Depositary or nominee of the Depositary. Certificated Senior Notes will not be exchangeable for Global Notes and, except under the circumstances described below, the Global Notes will not be exchangeable for certificated Senior Notes.

    The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange Inc. and the National Association of Securities
Dealers, Inc. Access to The Depository Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The Rules applicable to the Depositary and its Participants are on file with the Commission.

    Upon the issuance of the Global Notes in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Notes represented by the Global Notes to the accounts of Participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Notes will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests by Participants in the Global Notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee. Ownership of beneficial interests in the Global Notes by persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participant. Owners of beneficial interests in the Global Notes will not receive written confirmation from the Depositary of their purchases, but they are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which they purchased beneficial interests in the Global Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

    So long as the Depositary, or its nominee, is the registered owner of the Global Notes, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Senior Notes represented by the Global Notes for all purposes under the Senior Note Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes in definitive form and will not be considered the owner or Holders thereof under the Senior Note Indenture.

    Payment of principal of, premium, if any, and any interest on the Senior Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Notes representing the Senior Notes. None of the Company, the Senior Note Trustee, any paying agent or the registrar for the Senior Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company has been advised by the Depositary that, upon receipt of any payment of principal, premium or interest in respect of the Global Notes, the Depositary will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants.

    The Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue certificated notes in definitive registered form in exchange for the Global Notes representing the Senior Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Senior Notes in registered form represented by one or more global notes and, in such event, will issue certificated notes in definitive form in exchange for the Global Notes representing the Senior Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of certificated Senior Notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such certificated notes registered in its name.

    Management of the Depositary is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within the Depositary (the "Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

    According to the Depositary, the foregoing information with respect to the Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

    PAYING AGENTS. The Company will maintain an office or agency where Senior Notes may be presented or surrendered for payment. The Company will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Senior Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and, in such event, the Senior Note Trustee shall act as the Company's agent to receive all such presentations and surrenders. (Section 1002)

    All monies paid by the Company to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to the Company and the Holder of such Senior Note will thereafter look only to the Company for payment thereof. (Section 1003)

    CONSOLIDATION, MERGER, CONVEYANCE, SALE OR TRANSFER. Nothing contained in the Senior Note Indenture prevents the Company from consolidating with or merging into another corporation or conveying, selling or otherwise transferring its properties and assets substantially as an entirety to any Person, provided that the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, sale or transfer the properties and assets of the Company substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the Senior Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed. (Section 801)

    LIMITATION ON LIENS. Nothing contained in the Senior Note Indenture or in the Senior Notes in any way restricts or prevents the Company or any subsidiary from incurring any indebtedness; provided that if this covenant is made applicable to the Senior Notes of any particular series, the Company will not, and will not permit any subsidiary to, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge, security interest or other encumbrance ("Mortgage") upon any property without effectively providing that the outstanding Senior Notes (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured. This restriction will not, however, apply to (a) Mortgages in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable;
(b) Mortgages created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date hereof (by purchase, construction or otherwise), or Mortgages in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Mortgage shall extend to or cover any property other than the property so acquired and improvements thereon;
(c) Mortgages which secure only indebtedness owing by a subsidiary to the Company, to one or more subsidiaries, or to the Company and one or more subsidiaries; (d) Mortgages on any property or assets acquired from a corporation which is merged with or into the Company or any subsidiary, or any Mortgages on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a subsidiary and, in either such case, is not created as a result of or in connection with or in anticipation of any such transaction (unless such Mortgage was created to secure or provide for the payment of any part of the purchase price of such corporation); (e) any Mortgage on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Mortgage was created to secure or provide for the payment of any part of the purchase price of such property or assets); or (f) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (e), provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced (plus improvements on such property). Notwithstanding the foregoing, the Company and one or more subsidiaries may issue, assume or guarantee Debt secured by Mortgages which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of the Company which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clauses (a) through (f) above) does not at the time of issuance, assumption or guarantee thereof exceed twenty percent of the Net Tangible Assets, which is defined as the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on a balance sheet of the Company and its subsidiaries, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the current liabilities of the Company and its subsidiaries appearing on such balance sheet. The following types of transactions, among others, shall not be deemed to create Debt secured by
Mortgages: Mortgages required by any contract or statute in order to permit the Company or a subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments to the Company or any subsidiary by such governmental unit pursuant to the provisions of any contract or statute. (Section 1007)

    MODIFICATION OF THE SENIOR NOTE INDENTURE. The Senior Note Indenture contains provisions permitting the Company and the Senior Note Trustee, with the consent of the Holders of a majority in principal amount of the outstanding Senior Notes, of all series affected by the modification (voting as one class), to modify the Senior Note Indenture or any supplemental indenture or the rights of the Holders of the Senior Notes of such series; provided that no such modification shall without the consent of the Holders of each outstanding Senior Note affected thereby (a) change the fixed date upon which the principal of or the interest on any Senior Note is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be payable upon a declaration of acceleration of the maturity thereof, or change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption (the "Redemption Date")), (b) reduce the aforesaid percentage of Senior Notes, the consent of the Holders of which is required for any modification of the applicable Senior Note Indenture or for waiver by the Holders of certain of their rights or (c) modify certain provisions of the Senior Note Indenture. (Section 902) An Original Issue Discount Security means any security authenticated and delivered under the Senior Note Indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

    The Senior Note Indenture also contains provisions permitting the Company and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the Holders of any Senior Notes to evidence the merger of the Company, the replacement of the Senior Note Trustee and for certain other purposes.

    EVENTS OF DEFAULT. An Event of Default with respect to the Senior Notes is defined in the Senior Note Indenture as being: default for 30 days in payment of any interest of the Senior Notes; default for three days in payment of principal, including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the Senior Notes; default in the payment of any sinking fund installment, if any, pursuant to the terms of the Senior Notes, and continuance of such default for a period of three days; default in the performance, or breach, of any covenant or warranty of the Company in the Senior Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the Senior Note Indenture) and continuance of such default or breach for a period of 90 days after written notice is given to the Company by the Senior Note Trustee or to the Company and the Senior Note Trustee by the Holders of 33% or more in aggregate principal amount of the Senior Notes; and certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving the Company. (Section 501) The Company will be required to file with the Senior Note Trustee annually an officers' certificate as to the absence of default in performance of certain covenants in the Senior Note Indenture. (Section 1008) The Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the Holders of the Senior Notes of any default (except in payment of principal of (or premium, if any), or interest on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes) if the Senior Note Trustee in good faith determines that it is in the interest of the Holders of the Senior Notes to do so. (Section 602) The Senior Note Indenture provides that, if an Event of Default with respect to the Senior Notes specified therein shall have happened and be continuing, either the Senior Note Trustee or the Holders of 33% or more in aggregate principal amount of the Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately, but if the Company shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the Holders of a majority in aggregate principal amount of the Senior Notes. (Section 502)

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    Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the Holders of the Senior Notes, unless such Holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

    Subject to such provision for indemnification, the Holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes, provided that the Senior Note Trustee shall have the right to decline to follow any such direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that such action would be prejudicial to Holders not taking part in such direction. (Section 512)

    DEFEASANCE. The Company, at its option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except in each case for certain obligations to register the transfer or exchange of Senior Notes, replace stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Senior Note Indenture described under "--Consolidation, Merger, Conveyance, Sale or Transfer" and "--Limitation of Liens" or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if (1) the Company irrevocably deposits with the Senior Note Trustee, in trust,
(i) money or (ii) in certain cases, (A) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount, or (B) a combination thereof, in each case sufficient to pay and discharge (x) the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes, or to and including the Redemption Date irrevocably designated by the Company pursuant to the final sentence of this section and (y) any mandatory sinking fund payments applicable to the Senior Notes on the day on which payments are due and payable in accordance with the terms of the Senior Note Indenture and of the Senior Notes;
(2) no Event of Default or event which with notice or lapse of time would become an Event of Default (including by reason of such deposit) with respect to the Senior Notes shall have occurred and be continuing on the date of such deposit;
(3) the Company delivers to the Senior Note Trustee an opinion of counsel to the effect (i) that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations; (ii) that such provision would not cause any outstanding Senior Notes then listed on any national securities exchange to be delisted as a result thereof; and (iii) that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and (4) the Company has delivered to the Senior Note Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403, 1011) Discharged means, with respect to the Senior Notes of any series, the discharge of the entire indebtedness represented by, and obligations of the Company under, the Senior Notes of such series and in the satisfaction of all the obligations of the Company under the Senior Note Indenture relating to the Senior Notes of such series, except (A) the rights of Holders of the Senior Notes of such series to receive, from the trust fund established pursuant to the Senior Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes of such series when such payments are due, (B) the Company's obligations with respect to the Senior Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment and (C) the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture. (Section 101) If the Company has deposited or caused to be deposited money or U.S. Government Obligations to pay or discharge the principal of (and premium, if any) and interest, if any, on the outstanding Senior Notes to and including a Redemption Date on which all of the outstanding Senior Notes are to be redeemed, such Redemption Date shall be irrevocably designated by a Board of Directors resolution delivered to the Senior Note Trustee on or prior to the date of deposit of such money or U.S. Government

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Obligations, and such Board of Directors resolution shall be accompanied by an irrevocable Company Request that the Senior Note Trustee give notice of such redemption in the name and at the expense of the Company not less than 30 nor more than 60 days prior to such Redemption Date in accordance with the Senior
Note Indenture. (Sections 403) U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt. (Section 101)

    RESIGNATION OR REMOVAL OF SENIOR NOTE TRUSTEE. The Senior Note Trustee may resign at any time upon written notice to the Company specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Senior Note Trustee and such specified day. (Section 610)

    The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and the Company and signed by the Holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, the Company may remove the Senior Note Trustee upon notice to the Holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

    NO RECOURSE AGAINST OTHERS. The Senior Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any Security, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, contained in the Senior Note Indenture or in any supplemental indenture, or in any Senior Note, or because of the creation of any indebtedness represented thereby, will be had against any incorporator, stockholder, officer or director, as such, past, present or future of the Company or any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

    CONCERNING THE SENIOR NOTE TRUSTEE. The Trustee under the Senior Note Indenture, and affiliates of the Trustee, are also trustees under other indentures and trust agreements of the Company.

                                 LEGAL OPINIONS

    Legal opinions relating to the validity of the Senior Notes will be given by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005, counsel for the Company, and Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, counsel for any underwriters, agents or dealers.
Sidley & Austin and Milbank, Tweed, Hadley & McCloy have represented Central and South West Corporation and affiliates of Central and South West Corporation (including the Company) from time to time in connection with certain legal matters. All matters of Texas law will be passed upon by Vinson &
Elkins L.L.P., Dallas, Texas.

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
                                    EXPERTS

    The audited financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 16, 1998, with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                              PLAN OF DISTRIBUTION

    We may sell the Senior Notes offered hereby (i) through negotiation with one or more underwriters; (ii) through one or more agents or dealers designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the Senior Notes may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of the Senior Notes of any series.

    If we use any underwriters in the sale of Senior Notes, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the Senior Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the Senior Notes offered in the Prospectus Supplement if any are purchased.

    If any of the Senior Notes are sold through agents designated by us from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the Senior Notes. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

    Certain persons participating in an offering of the Senior Notes may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the Senior Notes in the open market.

    The Senior Notes of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Senior Notes are sold by us for public offering and sale may make a market in such Senior Notes, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Senior Notes.

    In connection with the sale of the Senior Notes, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Senior Notes may be, deemed to be underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act.

    Certain of the underwriters or agent and their associates may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

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